As filed with the Securities and Exchange Commission on May 15, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CELL THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Washington	2834	91-1533912
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James A. Bianco

President and Chief Executive Officer

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Kennedy, Esq.

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street, Suite 2600

San Francisco, California 94111-3305

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (hereinafter the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Security(2)	Aggregate Offering Price		Amount of Registration Fee
$33,156,000 7.5% Convertible Senior Notes due April 30, 2011	$33,156,000	(3)	100%	$33,156,000		$3,548
Common Stock, no par value per share(4)	23,266,669	(5)(6)	$(7)	$13,247,598	(7)	$1,418	(8)

(1)	Pursuant to Rule 416 of the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event, including, without limitation, such indeterminable additional shares as may become issuable from time to time upon conversion of the notes as a result of the anti-dilution provisions in connection with the notes.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 and exclusive of accrued interest and distributions, if any.
(3)	Represents the aggregate principal amount of the notes issued by the Registrant.
(4)	Shares of the registrant’s common stock being registered hereby are accompanied by the registrant’s preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for common stock and will be transferred along with and only with the common stock.
(5)	The shares of common stock that are being registered include 15,865,776 shares of common stock issuable upon conversion of the notes at the conversion rate of 478.519 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances, which is equivalent to an initial conversion price of approximately $2.09 per share of common stock.
(6)	The shares of common stock that are being registered include 7,400,893 shares of common stock representing an estimate of the maximum number of shares of common stock that would be issued if the Registrant elects, under the terms of the notes, to make all the payments of interest and make-whole amounts that may be due on the notes in common stock. As provided in the indenture governing the notes, any shares of common stock to be issued in payment of interest and make-whole amounts will be valued at 95% of the volume weighted average price for the five consecutive trading days ending on the trade day immediately preceding any interest payment or make-whole interest payment date. For the purposes of calculating the estimated number of shares that would be issued if the Registrant elects to make all the payments of interest and make-whole amounts in common stock, we have assumed a per share value of $1.68, which is equal to 95% of the last reported sale price for the Registrant’s common stock as reported on the Nasdaq National Market on May 10, 2006. However, the number of shares of common stock that may ultimately be issued if the Registrant elects to make the payments of interest and make-whole amounts in common stock will vary depending on the volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding any interest payment or make-whole payment date, as provided in the indenture governing the notes.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices for the registrant’s common stock as reported on the Nasdaq National Market on May 10, 2006, which was $1.79.
(8)	Pursuant to Rule 457(i), no additional filing fee is payable with respect to the 15,865,776 shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement relating to these securities that has been filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and selling securityholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion,

Dated May 15, 2006

PRELIMINARY PROSPECTUS

$33,156,000

7.5% Convertible Senior Notes due April 30, 2011

and the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may become due on the notes

We issued the notes offered by this prospectus in a private placement in April 2006. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes. We will not receive any proceeds from this offering.

You may convert the notes into shares of our common stock at any time before their maturity unless we have previously redeemed or repurchased them. The notes will be due on April 30, 2011. The conversion rate is 478.519 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to an initial conversion price of approximately $2.09 per share.

We will pay interest on the notes on April 30 and October 31 of each year. The first interest payment will be made on October 31, 2006. The notes will be senior in right of payment to our 5.75% Convertible Subordinated Notes due 2008, our 5.75% Convertible Senior Subordinated Notes due 2008 and our 4% Convertible Senior Subordinated Notes due 2010, and will be equal in right of payment to our 6.75% Convertible Senior Notes due 2010.

The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading in the PORTALSM Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq National Market under the symbol “CTIC.” On May 10, 2006, the last reported sale price for our common stock on the Nasdaq National Market was $1.77 per share.

Investing in the notes involves risk. See “ Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                 , 2006

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors contained in and incorporated by reference into this prospectus when evaluating an investment in our common stock. This prospectus and the documents incorporated by reference into this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including:

•	any projections of earnings, revenues or other financial items;

•	any statements of the plans and objectives of management for future operations;

•	any statements concerning proposed new products or services;

•	any statements regarding future operations, plans, regulatory filings or approvals;

•	any statements on plans regarding proposed or potential clinical trials or new drug filing strategies;

•	any statements concerning proposed new products or services, any statements regarding pending or future mergers or acquisitions; and

•	any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing.

In some cases, forward-looking statements can be identified by the use of terminology such as “may”, “will”, “expects”, “plans”, “anticipates”, “estimates”, “potential”, or “continue” or the negative thereof or other comparable terminology. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from these projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including, but not limited to, the risk factors set forth in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

This prospectus contains and incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. The following summary does not contain all the information that you should consider before investing in the notes. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and the documents that we have incorporated by reference into this prospectus. Unless otherwise indicated, “CTI,” “Company,” “we,” “us,” “our” and similar terms refer to Cell Therapeutics, Inc. and its subsidiaries.

Our Company

We develop, acquire and commercialize novel treatments for cancer. Our goal is to build a leading biopharmaceutical company with a diversified portfolio of proprietary oncology drugs. Our research, development, acquisition and in-licensing activities concentrate on identifying and developing new, less toxic and more effective ways to treat cancer. We are developing XYOTAX, paclitaxel poliglumex, for the treatment of non-small cell lung cancer, or NSCLC, and ovarian cancer. Our STELLAR 2, 3, and 4 phase III clinical studies for XYOTAX did not meet our primary endpoints of superior overall survival. However, we believe a pooled analysis of STELLAR 3 and 4 demonstrates a statistically significant survival advantage among women receiving XYOTAX when compared to women or men receiving standard chemotherapy. A survival advantage for women over men was also demonstrated in a first-line phase II clinical trial of XYOTAX and carboplatin, known as the PGT2O2 trial, supporting the potential benefit observed in the STELLAR first-line trials. We believe the lack of safe and effective treatments for women with advanced first-line NSCLC who are performance status 2, or PS2, represents an unmet medical need. We plan to submit a new drug application, or NDA, with the U.S. Food and Drug Administration, or FDA, for XYOTAX as first-line monotherapy for women with advanced NSCLC who are PS2 based on data from the pooled analysis of our STELLAR 3 and 4 first-line trials and our PGT2O2 study. To support this application, we have initiated an additional study, known as the PIONEER, or PGT3O5, study, for XYOTAX as first-line monotherapy in PS2 women with NSCLC, with a target of having interim results available from this study at the time of FDA review of that NDA, as an alternative to waiting for the completion of the study. In Europe, we plan to submit a marketing authorization application, or MAA, based on a non inferior survival and improved side effect profile which we believe was demonstrated in our STELLAR 2, 3, and 4 pivotal trials. We will need additional positive input from the scientific committee of the European Medicines Agency, or EMEA, prior to submitting an MAA on this basis. We are developing pixantrone, a novel anthracycline derivative, for the treatment of non-Hodgkin’s lymphoma, or NHL. We are targeting an interim analysis from our ongoing phase III study of pixantrone in the third quarter of 2006, and depending on the results of this analysis, a second interim analysis may be performed in the first half of 2007. We also are developing CT-2106, polyglutamate camptothecin, which is in the phase II component of a phase I/Il trial in combination with 5FU/LV for the treatment of colorectal cancer relapsing following FOLFOX therapy and a phase II trial in ovarian cancer.

Other Information

We were incorporated in Washington in 1991. Our principal executive offices are located at 501 Elliott Avenue West, Seattle, Washington 98119. Our telephone number is (206) 282-7100. Our website can be found at www.cticseattle.com. We make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and amendments to such filings, as soon as reasonably practicable after each is electronically filed with, or furnished to, the Securities and Exchange Commission, or the SEC. Information on our website does not constitute part of this prospectus unless it is otherwise specifically incorporated by reference herein.

“CTI” and “XYOTAX” are our proprietary marks. All other product names, trademarks and trade names referred to in this prospectus are the property of their respective owners.

The Offering

The following is a brief summary of some of the terms of the notes and shares of common stock offered for resale in this prospectus. For a more complete description of the terms of the notes, see the “Description of Notes” section in this prospectus. For a more complete description of the terms of the common stock, see the “Description of Capital Stock” section in this prospectus.

Securities Offered	$33,156,000 aggregate principal amount of 7.5% Convertible Senior Notes due April 30, 2011, and common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes.

Issuer	Cell Therapeutics, Inc.

Maturity	April 30, 2011

Offering Price	100% of the principal amount.

Interest	Interest is payable on the notes at a rate of 7.5% per annum, payable in cash, common stock or some combination of cash and common stock having a fair market value equal to the interest payment due, semi-annually on April 30 and October 31 of each year, beginning October 31, 2006. For the purposes of this provision, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the interest payment date.

Conversion

You have the option to convert the notes into shares of our common stock at a conversion rate of 478.519 shares of common stock per $1,000 principal amount of our notes, which is equivalent to a conversion price of approximately $2.09 per share. The conversion rate is subject to adjustment as described more fully in the “Description of the Notes—Conversion Rights.”

You may convert the notes at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes; provided, however, that if a note is subject to redemption, you will be entitled to convert the note at any time before the close of business on the date immediately preceding the date fixed for redemption. See “Description of Notes—Conversion Rights.”

Optional Redemption	Prior to April 30, 2009, we will not have the right to redeem any notes at our option. On or after April 30, 2009, we may redeem some or all of the notes for cash at any time at a redemption price equal to par plus accrued and unpaid interest to, but not including, the redemption date. See “Description of Notes—Conversion Rights.”

Automatic Conversion	Subject to certain conditions, the notes will automatically convert if, at any time after June 26, 2006 and prior to maturity, the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period.

Repurchase at Option of Holders Upon a Change in Control	Upon certain changes in control (as defined in the indenture), you will have the right, subject to certain conditions and restrictions, to require us to repurchase your notes, in whole or in part, at 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. The repurchase price is payable, at our option, in cash, common stock or a combination of cash and common stock. However, we, or the successor entity in the change in control transaction, may pay the repurchase price in common stock only if the conditions provided in the indenture governing the notes are satisfied. If the repurchase price is paid in common stock, the common stock shall be equal to 95% of the average of the volume-weighted average price per share of our common stock for each of the five consecutive trading days ending on the trading day immediately preceding the repurchase date. A change in control could be an event of default under our senior debt. See “Description of Notes—Repurchase at Option of Holders Upon a Change in Control.”

Make-Whole Provision	Upon any automatic conversion of the notes, or if you exercise your right to require us to repurchase your notes in connection with a non-stock change of control (as defined in the indenture), we will pay to you an amount equal to $225 per $1,000 principal amount of your notes so converted or repurchased less the amount of any interest paid on such notes prior to the conversion or repurchase date. This payment may be made in cash, common stock or some combination of cash and common stock. For the purposes of this provision, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the conversion or repurchase date. No make-whole amount shall be payable upon any conversion, repurchase or redemption of the notes other than in connection with an automatic conversion of the notes or repurchase of the notes in connection with a non-stock change of control as set forth in the indenture governing the notes.

Ranking	The notes will rank pari passu in right of payment with all existing and future senior indebtedness, including our existing 6.75% Convertible Senior Notes due 2010. The notes will be senior to our existing 5.75% Convertible Subordinated Notes due 2008, our 5.75% Convertible Senior Subordinated Notes due 2008 and our 4% Convertible Senior Subordinated Notes due 2010. The notes will also be structurally subordinated in right of payment to the liabilities of our subsidiaries. The indenture governing the notes restricts our incurrence of indebtedness and our subsidiaries’ incurrence of indebtedness. See “Description of Notes—Ranking.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares offered by this prospectus.

Covenants

We have agreed not to incur or suffer to exist, and to not permit our subsidiaries to incur or suffer to exist (i) any indebtedness that is structurally senior or senior by its terms to these notes, or (ii) secured indebtedness, in an aggregate principal amount for both clauses (i) and (ii) exceeding $10,000,000 unless, in the case of clause (ii), these notes are equally and ratably secured with such secured indebtedness, except that we may incur liens or encumbrances in connection with biopharmaceutical licensing and/or partnering arrangements without any such limitations.

We have also agreed not to issue any preferred equity or debt security convertible into or exchangeable for our common stock for 60 days after the date on which the registration statement of which this prospectus is a part is first declared effective and available for use, subject to certain exceptions.

Blocker Provision	We will not knowingly effect any conversion of any of these notes or make any interest payment or make-whole payment in shares of our common stock in respect of any of these notes, and you will not have the right to convert any portion of these notes, in any such case to the extent that after giving effect to such conversion or payment you would beneficially own 9.5% or more of the number of shares of our common stock outstanding immediately after giving effect to such conversion or payment. To the extent that this blocker provision prevents us from issuing to you sufficient shares of our common stock to satisfy in full any conversion or interest or make-whole payment obligation, we shall issue to you a number of warrants with an exercise price of zero, or zero strike price warrants, equal to the number of shares of our common stock that we are precluded by the terms of this blocker provision from issuing to you. Such zero strike price warrants shall have an expiration date of April 30, 2011 and will themselves contain provisions similar to this blocker provision.

Events of Default

The following will be events of default under the indenture for the notes:

we fail to pay the principal of or any premium on the notes when due;

we fail to pay any interest on the notes when due and that default continues for 30 days; we fail to give the notice that we are required to give if there is a change in control;

we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our subsidiaries in excess of $10 million if the indebtedness is not discharged and such failure continues for 30 days or more, or, if such indebtedness has been accelerated and such acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

certain events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc. and its significant subsidiaries specified in the indenture

See “Description of Notes—Events of Default.”

Nasdaq National Market Symbol for Our Common Stock	CTIC

Risk Factors

You should read the “Risk Factors” section, beginning on page 7 of this prospectus, so that you understand the risks associated with an investment in the notes.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—	—

(1)	For the purposes of computing ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, and for the three months ended March 31, 2005 and 2006, were insufficient to cover fixed charges by $80,273, $49,903, $130,031, $252,298, $102,505, $39,132 and $53,203 (in thousands) respectively.

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus and in the documents incorporated by reference into this prospectus before deciding to invest in the notes or the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. In that case, the trading price of our securities could decline.

Risks Related To Our Business and the Securities Markets

Please see the information provided under the heading “Risk Factors” on page 27 of our Quarterly Report on Form 10-Q filed on May 10, 2006, which are incorporated by reference herein.

Risks Related To Our Notes

The notes will be subordinated to all of our existing and future secured indebtedness.

The notes will be unsecured and effectively subordinated in right of payment to all our existing and future secured indebtedness to the extent of the value of the assets secured by such assets. The notes are equal in right of payment to all of our other existing and future senior debt, including our 6.75% Convertible Senior Notes due 2010. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the notes and other existing and future senior debt due to an event of default and in specific other events, our assets will be available to pay obligations on the notes and other existing and future senior debt only after any secured debt has been paid in full. There may not be sufficient assets remaining to pay amounts due on any of the notes that are then outstanding. The incurrence of additional secured or senior debt and other liabilities by us or our subsidiaries could impede our ability to pay obligations on the notes.

We anticipate that from time to time we will incur additional debt, including senior indebtedness. See “Description of Notes—Ranking.”

The notes are effectively subordinated to all liabilities of our subsidiaries.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors and lease obligations. Even if we were a creditor of any of our subsidiaries, our rights as creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various other business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

We may not have sufficient funds to repurchase or redeem the notes.

At maturity, the entire outstanding principal amount of the notes and any accrued and unpaid interest will become due and payable. If we experience a change in control, each holder of the notes may require us to repurchase all or a portion of that holder’s notes. Upon any such repurchase of the notes in connection with a non-stock change of control or upon any automatic conversion of the notes, we will be required to pay holders of the notes repurchased or converted a make-whole payment in an amount equal to $225 per $1,000 principal amount of the notes less the amount of interest paid on such notes prior to the repurchase date or conversion date. Payment of principal at maturity must be in cash, while any make-whole payment or payment to repurchase notes in the event of a change of control may be made in cash, common stock or some combination of cash and common stock. At maturity, upon automatic conversion or if we experience a change in control and are unable to make any required payment in common stock, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due on the notes then outstanding.

In addition, our borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repurchases or redemptions of the notes. If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repurchasing or redeeming the notes, we could try to obtain the consent of the lenders under those arrangements to purchase the notes, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repurchase or redeem the notes. In that case, our failure to repurchase or redeem any tendered notes or notes due upon maturity would constitute an event of default under the indenture governing the notes and other indebtedness. Any such default, in turn, may cause a default under the terms of our senior debt.

We may be unable to generate sufficient cash flow from which to make payments on the notes.

We expect to incur substantial net operating losses for the foreseeable future. We may not become profitable or sustain profitability in the future. Accordingly, if we are unable to make payments in common stock pursuant to the indenture or otherwise, we may not have sufficient funds to make payments on the notes.

There is no public market for the notes which may significantly impair the liquidity of the notes.

The notes were sold to the initial purchaser pursuant to an exemption from registration under the Securities Act and applicable state or foreign securities laws and neither the notes nor the common stock issuable upon conversion of the notes may be resold by purchasers unless the notes and the common stock issuable upon conversion of the notes are subsequently registered under the Securities Act or an exemption for the registration requirements of the Securities Act and applicable estate or foreign securities laws is available for such resale.

Prior to the sale of the notes offered by this prospectus, there has been no public market for any of the notes offered by this prospectus, and there can be no assurance as to:

•	the liquidity of any such market that may develop

•	the ability of the holders to sell their notes or

•	the price at which the holder would be able to sell their notes

If such a market were to exist, the notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not presently intend to apply for the listing of the notes on any securities exchange or for inclusion of the notes in the automated quotation system of the NASD.

The initial purchaser has advised us that it intends to make a market in the notes. The initial purchaser is not obligated, however, to make a market in the notes, and any such market-making may be discontinued at any time at the sole discretion of the initial purchaser. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

The notes may not be rated or may receive a lower rating than anticipated.

We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce the rating of the notes in the future, the market price of the notes and our common stock may be adversely affected.

If you convert any notes, the value of the common stock you receive may fluctuate significantly.

The market price of our common stock has fluctuated significantly and may continue to do so in the future. For the 12 months ended April 30, 2006, the closing sale price of our common stock has ranged from a low of $1.83 to a high of $2.97 per share. Because the notes are convertible into shares of common stock, fluctuations in the stock price may affect the trading price of the notes. The risk of price fluctuations of our common stock also applies to holders who receive shares of common stock upon conversion of the notes. Significant fluctuations in the market price of our common stock underlying the notes may occur in response to various factors and events, including, among other things:

•	the depth and liquidity of the trading market for or our common stock;

•	quarterly variations in our actual or anticipated operating results;

•	changes in estimates of our financial results and prospects by securities analysts;

•	market conditions in the drug industry;

•	announcements and performance by our competitors;

•	regulatory actions; and

•	general economic conditions

In the past, our common stock has experienced volatility not necessarily related to announcements of our financial performance. Broad market fluctuations may also adversely affect the market price of the underlying common stock.

LEGAL PROCEEDINGS

Please see the information provided under the heading “Legal Proceedings” on page 26 of our Quarterly Report on Form 10-Q filed May 10, 2006, which is incorporated by reference herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes or upon exercise of the warrants.

DESCRIPTION OF NOTES

The 7.5% Convertible Senior Notes due April 30, 2011 are issued under, and are governed by, an indenture, between us and U.S. Bank National Association, as trustee. Because this section is a summary, it does not describe every aspect of the notes, the indenture or the registration rights agreement. This summary is subject to, and qualified in its entirety by, reference to all the provisions of the indenture and the registration rights agreement, including definitions of certain terms used in the indenture or the registration rights agreement.

General

Ranking. The notes are our general, unsecured obligations. The notes are senior in right of payment, which means that they rank in right of payment equal to certain of our indebtedness, including our 6.75% Convertible Senior Notes due 2011, but are senior in right of payment to our 5.75% Convertible Subordinated Notes due 2008, our 5.75% Convertible Senior Subordinated Notes due 2008 and our 4% Convertible Senior Subordinated Notes due 2010. The notes will mature after our 6.75% Convertible Senior Notes due 2011. We are required to repay the full principal amount of the notes on April 30, 2011, unless they are previously converted, redeemed or repurchased.

Interest. The notes bear interest at the rate of 7.5% per annum from the date of issuance of the notes. We will pay interest twice a year, on each April 30 and October 31, beginning October 31, 2006, until the principal is paid or made available for payment or the notes have been converted. We will pay interest to the persons in whose name the note is registered at the close of business on the immediately preceding March 31 or September 30, as the case may be, which we refer to as a regular record date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the notes is payable, at our option, in cash, common stock or some combination of cash and common stock having a fair market value equal to the interest payment due. For the purposes of payment in common stock, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the interest payment date. Any such payment in common stock shall be in compliance with Nasdaq shareholder approval rules.

Conversion. You may convert the notes into shares of our common stock at any time before the close of business on April 30, 2011, unless the notes have been previously redeemed or repurchased. The initial conversion rate for the notes is 478.519 shares of common stock per $1,000 principal amount of notes. This conversion rate is equivalent to a conversion price of approximately $2.09 per share. The conversion rate is subject to adjustment as described below. Holders of notes submitted for redemption are entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption.

Optional Redemption. Prior to April 30, 2009, we will not have the right to redeem any notes at our option. On or after April 30, 2009, we shall have the right to redeem some or all of the notes for cash at any time. Such redemption will be at a price equal to the par value of the notes plus accrued and unpaid interest to, but not including, the redemption date.

Automatic Conversion. Subject to certain conditions, the notes will automatically convert if, at any time after June 26, 2006, and prior to maturity, the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period.

Repurchase Upon Change in Control. If we experience a change in control, as described below, you will have the right to require us to repurchase your notes as described below under “—Repurchase at Option of Holders Upon a Change in Control.”

Make-Whole Payments. Upon any automatic conversion of the notes, or if you exercise your right to require us to repurchase your notes in connection with a non-stock change of control (as defined in the indenture), we will pay to you an amount equal to $225 per $1,000 principal amount of your notes so converted or repurchased less the amount of any interest paid on such notes prior to the conversion or repurchase date. This payment may be made in cash, common stock or some combination of cash and common stock having a fair market value equal to the interest payment due. For the purposes of payment in common stock, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the conversion or repurchase date. Any such payment in common stock shall be in compliance with Nasdaq shareholder approval rules.

Sinking Fund. No “sinking fund” is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes are issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples thereof.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York. Until we designate otherwise, our office or agency will be the trustee’s corporate trust office presently located in the Borough of Manhattan, The City of New York.

The notes are currently evidenced by one or more global notes that are deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note is not registered in the name of any person, nor can it be exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

•	DTC has notified us that it is unwilling or unable to continue as depository for the global note or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention permanently to cease business or does in fact do so; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any notes issued in exchange for the global note will be registered.

So long as the notes are registered in the name of Cede & Co. as nominee for DTC, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot receive notes registered in such holder’s name if they are represented by the global notes;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global notes;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers can only own securities in physical, certificated form. These laws may limit your ability to acquire interest in the notes and to transfer or encumber your beneficial interests in the global note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appears and the only way the transfer of those interests can be made is on the records kept by DTC (for its participants’ interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same day funds settlement system, and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

So long as DTC through Cede & Co. is the sole registered holder of the notes, we will make payments of interest on, and the redemption or repurchase price of, the global note only to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We will make these payments by wire transfer of immediately available funds or in shares of Common Stock on each payment date.

We understand that that, with respect to any payment of interest on, principal of, or repurchase price of, the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global notes held through participants are the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge or otherwise encumber their interest in the note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

We understand that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

We also understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC’s policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The trustee and we have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

You may, at your option, convert the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the note has been previously redeemed or repurchased. If the notes are called for redemption, you may convert your notes at any time before the close of business on the business day immediately preceding the date fixed for redemption. In each case, the initial conversion rate is equal to 478.519 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $2.09 per share. The conversion rate is subject to adjustment as described below.

You can convert the note by delivering the note to the trustee’s corporate trust office, accompanied by a duly signed and completed notice of conversion, a copy of which is attached to the indenture and may be obtained from the trustee. In the case of a global note, we have been informed that

DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC’s rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fractional shares, and the trustee shall deliver the certificate(s) to the conversion agent for delivery to the holder of the note being converted. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable.

If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note that is subsequently surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next interest payment date. To correct for this resulting overpayment of interest, we will require that any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the next interest payment date.

In addition, if we distribute rights or warrants (other than those referred to in clause (2) below) pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion (which we refer to in this prospectus as the “conversion shares”), a number of rights or warrants to be determined as follows:

•	if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we refer to in this prospectus as the “distribution date”), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion in accordance with the terms and provisions of, and applicable to, the rights or warrants; and

•	if such conversion occurs after such distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such note was convertible immediately prior to such distribution date would have been entitled on such distribution date in accordance with the terms and provisions of, and applicable to, the rights or warrants.

No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of a note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the conversion date.

If you deliver a note for conversion, you are not required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you are required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

The conversion rate is subject to adjustment if, among other things:

(1) there is a dividend or other distribution payable in common stock on shares of our common stock;

(2) we issue to all holders of common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the indenture, of our common stock; however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur;

(3) we subdivide, reclassify or combine our common stock;

(4) we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above;

•	dividends and distributions paid in cash (except as set forth in paragraphs (5) and (6) below); and

•	distributions upon a merger or consolidation as discussed below;

(5) we make a distribution consisting exclusively of cash (excluding portions of distributions referred to in clause (4) above and cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock if the aggregate amount of the distribution combined together with (A) other such all cash distributions to all holders of our common stock made within the preceding 365-day period in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; or

(6) the successful completion of a tender offer made by us or any of our subsidiaries for our common stock that involves aggregate consideration that, together with (A) any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock concluded within the 365-day period preceding the completion of such tender offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all cash distributions referred to in paragraph (5) above to all holders of common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

To the extent that our rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See the section of this prospectus entitled “Description of Capital Stock” for more information. If we implement a new rights plan, we are required under the indenture to provide that the holder of notes receives the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

We reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We are not required to make any adjustment to the conversion rate until the cumulative required adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments.

If we merge into or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have had to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

Ranking

The payment of the principal of, and premium, if any, and interest on the notes, and any amounts payable upon the repurchase of the notes, is equal in right of payment to the extent set forth in the indenture to the payment of our senior debt, as defined in the indenture.

With respect to the notes, “senior debt” means the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and rent payable on or in connection with and all fees, costs, claims, expenses and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

•	our 6.75% Convertible Senior Notes due 2010;

•	all our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other similar instrument whether or not the recourse of the lender is to all of our assets or to only a portion;

•	all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including, without limitation, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments;

•	bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof;

•	all our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements, or any personal property included as part of any such lease, which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property, whether or not such lease transaction is characterized as an operating lease or capitalized lease in accordance with generally accepted accounting principles;

•	all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all our obligations with respect to letters of credit, bank guarantees, bankers’ acceptances and similar facilities, including related reimbursement obligations;

•	all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•	all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for any indebtedness or obligation described in the bullets above.

Senior debt does not include:

•	our 5.75% Convertible Subordinated Notes due 2008;

•	our 5.75% Convertible Senior Subordinated Notes due 2008;

•	our 4% Convertible Senior Subordinated Notes due 2010;

•	any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the notes;

•	accounts payable or other accrued liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; or

•	any indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

The notes are effectively subordinated to all liabilities, including trade payables and lease obligations, and preferred stock of any of our subsidiaries. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, are effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and preferred shareholders, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any security interest in the subsidiary’s assets and any indebtedness of the subsidiary senior to that which we hold, at least to the extent of the collateral for such indebtedness.

The indenture limits our ability and the ability of our subsidiaries to incur certain future indebtedness.

Negative Covenants

We have agreed that we will not, and will not permit any of our subsidiaries to, incur or suffer to exist (i) any indebtedness that is structurally senior or senior by its terms to these notes, or (ii) secured indebtedness, in an aggregate principal amount for both clauses (i) and (ii) exceeding $10,000,000 unless, in the case of secured indebtedness, these notes are equally and ratably secured with such secured indebtedness; provided, however, that liens or encumbrances in favor of strategic partners granted in connection with biopharmaceutical licensing and/or partnering arrangements are not subject to this restriction.

Blocker Provision

We will not knowingly (i) effect any conversion of any of these notes, and you will not have the right to convert any portion of these notes, or (ii) make any interest payment or make-whole payment in shares of our common stock in respect of any of these notes, in either case to the extent that after giving effect to such conversion or payment you would beneficially own 9.5% or more of the number of shares of our common stock outstanding immediately after giving effect to such conversion or payment. To the extent that this blocker provision prevents us from issuing to you sufficient shares of our common stock to satisfy in full any conversion or interest or make-whole payment obligation, we shall issue to you a number of zero strike price warrants equal to the number of shares of our common stock that we are precluded by the terms of this blocker provision from issuing to you. Such zero strike price warrants shall have an expiration date of April 30, 2011 and will themselves contain provisions similar to this blocker provision.

Optional Redemption

Prior to April 30, 2009, we will not have the right to redeem the notes at our option. On or after April 30, 2009, we may redeem the notes in whole or in part in cash at any time prior to maturity at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest (including any additional interest then due under the registration rights agreement) to, but not including, the redemption date. The Company or the trustee on its behalf shall give notice not less than five (5) business days prior to the redemption date.

Automatic Conversion

Subject to certain conditions, all of the notes then outstanding will automatically convert if, at any time after June 26, 2006 and prior to maturity, the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. We will deliver a notice of automatic conversion to the holders not more than 30 days but not less than 20 days prior to the automatic conversion date.

We may only effect an automatic conversion if the shares issuable upon such automatic conversion of the notes are freely transferable pursuant to the requirements of the Securities Act.

Repurchase at Option of Holders Upon a Change in Control

If a change in control occurs, you will have the right, at your option, to require us to repurchase all of your notes not called for redemption, or any portion of the principal amount of your notes that is equal to $1,000 or any greater integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued (including any additional interest then due under the registration rights agreement), if any, to, but excluding, the repurchase date.

At our option, instead of paying the repurchase price in cash, we, or the successor entity in the change in control transaction, may pay the repurchase price in cash, common stock or in a combination of cash and common stock, such common stock to be equal to 95% of the average of the volume weighted average price per share of our common stock for the five consecutive trading days ending on the trading day immediately preceding the repurchase date. We may only pay the repurchase price in common stock if the conditions provided in the indenture are satisfied. Because the number of shares of common stock to be delivered to holders of notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our common stock after we have given notice of the occurrence of the change in control and prior to the repurchase date, the value of the shares of common stock on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash. Any such payment in common stock shall be in compliance with Nasdaq shareholder approval rules.

Within 30 days after the occurrence of a change in control, we or the trustee will mail you notice of the change in control and of your repurchase right arising as a result of the change in control. We will also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver, on or before the 30th day (or such greater period as may be required by applicable law) after the date of our notice, irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which that right is being exercised. We are required to make the repurchase on a date that is no later than 45 days after your notice to the trustee.

A change in control will be deemed to have occurred at such time, after the original issuance of the notes, any of the following occurs:

•	any person (1) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Cell Therapeutics, Inc.’s capital stock entitling that person to exercise more than 50% of the total voting power of all shares of Cell Therapeutics, Inc.’s capital stock entitled to vote generally in elections of directors; however, any acquisition by Cell Therapeutics, Inc., any of its subsidiaries or any of our employee benefit plans will not trigger this provision or (2) succeeds in having sufficient of its nominees (who are not supported by a majority of the then current board of directors) elected to the board of directors of Cell Therapeutics, Inc. such that such nominees, when added to any existing directors remaining on the board of directors after such election who are affiliates of or acting in concert with such person, shall constitute a majority of the board of directors;

•	Cell Therapeutics, Inc. consolidates with or merges with or into any other person or another person merges into Cell Therapeutics, Inc., except if the transaction satisfies any of the following:

•

the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Cell Therapeutics, Inc.’s capital stock and (B) pursuant to which holders of Cell Therapeutics, Inc.’s common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest of the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction; or

•	the transaction is a merger effected only to change Cell Therapeutics, Inc.’s jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of Cell Therapeutics, Inc.’s common stock only into shares of common stock of Cell Therapeutics, Inc. or another corporation; or

•	Cell Therapeutics, Inc. conveys, transfers, sells, leases or otherwise disposes of all or substantially all of its assets to another person.

However, a change in control (other than a non-stock change of control) will not be deemed to have occurred if the average of the closing price per share of Cell Therapeutics, Inc.’s common stock for any five trading days within (1) the period of ten consecutive trading days ending immediately after the later of the change in control and the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock allowing any person or entity to exercise 50% of the total voting power of all shares of capital stock entitled to vote generally in the elections of directors, or (2) the period of ten consecutive trading days ending immediately before the change in control, in the case of change in control relating to either (i) any person or entity having its nominees who are not supported by the then current Board of Directors constitute a majority of the Board of Directors or (ii) a merger, consolidation or asset sale, in each case, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days.

The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of Cell Therapeutics, Inc.’s assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of Cell Therapeutics, Inc.’s assets may be uncertain.

The provisions relating to the repurchase at the option of the holders upon a change of control would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could cause an event of default or be prohibited or limited by the terms of senior debt. As a result, we may not have sufficient cash available to repay such senior debt and repurchase the notes in cash, absent a waiver. Further, we may not have the financial resources, or would be unable to arrange financing, to pay the repurchase price for all the notes that holders seeking to exercise their repurchase right deliver to us. If we were to fail to repurchase the notes when required following a change in control, an event of default would occur under the indenture. Any such default may, in turn, cause a default under any then outstanding senior debt.

We may also at our option, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender or by private agreement. Any note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered may not be reissued or resold and will be canceled promptly.

Make-Whole Payment

Upon any automatic conversion of the notes, or if you exercise your right to require us to repurchase your notes in connection with a non-stock change of control, we will pay to you an amount equal to $225 per $1,000 principal amount of your notes so converted or repurchased less the amount of any interest paid on such notes prior to the conversion or repurchase date. This payment may be made in cash, common stock or some combination of cash and common stock. For the purposes of this provision, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the conversion or repurchase date. No make-whole amount shall be payable upon any conversion or redemption of the notes other than in connection with an automatic redemption of the notes or repurchase of the notes in connection with a non-stock change of control as set forth in the indenture governing the notes.

Mergers and Sales of Assets

Without the consent of the holders of the notes, Cell Therapeutics, Inc. may not consolidate with or merge into any other person, or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person, and Cell Therapeutics, Inc. may not permit any person to consolidate with or merge into Cell Therapeutics, Inc. or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to Cell Therapeutics, Inc., unless each of the following requirements is met:

•	Cell Therapeutics, Inc. is the surviving person or the person formed by the consolidation or into which Cell Therapeutics, Inc. is merged or the person to which its properties and assets are conveyed, transferred, sold or leased, is (1) a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia or (2) organized under the laws of a jurisdiction outside the U.S. and has common stock or American Depositary Shares representing such common stock traded on a national securities exchange in the U.S., including The Nasdaq Stock Market, Inc. and, in each case, if other than Cell Therapeutics, Inc., expressly assumes the due and punctual payment of the principal of, any premium, and interest (and additional interest under the registration rights agreement, if any) on the notes and the performance of our other covenants under the indenture; and

•	immediately after giving effect to that transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	other conditions described in the indenture are met.

Upon any consolidation or merger or any transfer of all or substantially all of Cell Therapeutics, Inc.’s assets, the successor corporation formed by such consolidation or into which Cell Therapeutics, Inc. is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, Cell Therapeutics, Inc. under the indenture with the same effect as if such successor corporation had been named in the indenture as Cell Therapeutics, Inc., and Cell Therapeutics, Inc. shall be released from the obligations under the notes and the indenture except with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

The following are “events of default” under the indenture:

•	we fail to pay principal of or any premium on any note when due;

•	we fail to pay any interest on any note when due and that default continues for 30 days;

•	we fail to give the notice that we are required to give if there is a change in control;

•	we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

•	we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our significant subsidiaries, if any, in excess of $10 million if the indebtedness is not discharged and such failure continues for 30 days or more, or, if such indebtedness has been accelerated, such acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

•	certain events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc. and its significant subsidiaries specified in the indenture.

Subject to the provisions of the indenture relating to the trustee’s duties, if an event of default exists, the trustee will not be obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless they have offered to the trustee reasonable indemnity. Subject to such trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the indenture, and the trustee may take any other action the trustee deems proper which is not inconsistent with such direction.

If an event of default, other than an event of default arising from certain events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc. specified in the indenture, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes.

After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration if all events of default, other than the non-payment of principal of the notes which have become due solely because of the acceleration, have been cured or waived as provided in the indenture.

If an event of default arising from events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc. occurs and is continuing, then the principal of, and accrued interest (and liquidated damages, if any) on, all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

You do not have any right to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy under the indenture, unless:

•	you have given the trustee written notice of a continuing event of default;

•	the registered holders of at least 25% of the aggregate principal amount of all outstanding notes have made a written request of the trustee to take action because of the default and have furnished reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action;

•	the trustee shall not have taken action for 60 days after receiving such notice and offer of indemnification; or

•	the trustee has not received any direction inconsistent with such written request from the holders of a majority of the aggregate principal amount of all outstanding notes during such 60-day period.

These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest (and liquidated damages, if any) on, a note, or the repurchase price payable for a note on or after the due dates for such payments, or of the right to convert the note in accordance with the indenture.

We will furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

The indenture contains provisions permitting us and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders of the notes. With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, we and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders, provided, that no such modification may, without the consent of each holder affected thereby:

•	change the stated maturity of the principal or interest of any note;

•	reduce the principal amount, any premium or interest on any note;

•	reduce the amount payable on any note upon a redemption at our option;

•	amend or modify our obligation to make or consummate a repurchase offer upon a change in control after our obligation to make a change in control repurchase offer arises;

•	change the place or currency of payment on any note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	modify the subordination provisions in a manner that is adverse to the holder of any notes;

•	adversely affect the right of any holder of notes to convert its notes;

•	reduce the percentage of holders whose consent is needed to modify, amend or waive any provision in the indenture; or

•	modify the provisions dealing with modification and waiver of the indenture, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of a majority in principal amount of the outstanding notes may waive our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding notes may waive any past default, except a default in the payment of principal, any premium, interest or the repurchase price.

Notes are not considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

Registration Rights

In connection with the initial private placement of the notes, we entered into a registration rights agreement with the investor in the notes. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, commonly referred to as the registrable securities, but excluding securities that are eligible for disposition under Rule 144 of the Securities Act, that we would, at our expense:

•	use our best efforts to file with the SEC, on or prior to 10 calendar days following the date the notes were originally issued, a shelf registration statement covering resales of the registrable securities;

•	cause the shelf registration statement to be declared effective under the Securities Act on or prior to 60 days following the date the notes were originally issued, subject to our right to postpone having the shelf registration statement declared effective for an additional 60 days in limited circumstances; and

•	use our best efforts to keep effective the shelf registration statement until the earlier of:

(1)	all record holders of registrable securities are able to sell all registrable securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto,

(2)	all registrable securities registered under the shelf registration statement have been sold, or

(3)	all registrable securities have ceased to be outstanding.

Notwithstanding any postponement of the effectiveness of the shelf registration statement, we are required to pay additional interest at a rate per annum of an additional one-half of one percent of the principal amount of the notes then outstanding if (i) the shelf registration statement is not declared effective by the SEC on or prior to 60 days following the date the notes were originally issued, (ii) the shelf registration statement ceases to be effective, other than due to suspension period (as discussed below) and we fail to file and have declared effective a post-effective amendment to make such shelf registration statement effective within 5 business days, (iii) the suspension periods (as discussed below) exceed 60 calendar days in any 12 month calendar period, or (iv) we fail to timely comply with any of our obligations under clauses (ii) and (iii) above, provided that such failure is not solely due to a holder of the notes to deliver a completed and signed notice and questionnaire. Such additional interest shall be imposed from and including the day following the failure to comply with any of our obligations under clauses (i) through (iv) above, to but excluding the day on which such failure is cured.

We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

Upon written notice to all the holders of notes, we are permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with sales of registrable securities during prescribed periods of time if we possess material non-public information the disclosure of which would have a material adverse effect on us. The periods during which we can suspend the use of the prospectus may not exceed a total of 60 calendar days in any 12 month calendar period and not exceed 30 consecutive calendar days in any 12 month period. Upon receipt of such notice, the holders of notes are required to cease disposing of securities under the prospectus and to keep the notice confidential.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement is required to be named as a selling security holder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and is bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

We have filed this registration statement to meet our obligations under the registration rights agreements. We will mail a notice and questionnaire to obtain certain information regarding the holders for inclusion in this prospectus.

No holder of registrable securities will be entitled to be named as a selling security holder in the shelf registration statement as of the effective time, and no holder of registrable securities will be entitled to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time, unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire. Holders of registrable securities will, however, have at least 10 calendar days from the date on which the notice and questionnaire is first received by them to return a completed and signed notice and questionnaire to us.

Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. When we receive a completed and signed notice and questionnaire prior to the effective time of the registration statement, we will include the registrable securities covered thereby in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the registration rights agreement.

We agree in the registration rights agreement to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market. However, if the common stock is not then quoted on the Nasdaq National Market, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then quoted or listed, if any, on or prior to the effectiveness of the shelf registration statement.

We have also agreed that we will not issue any preferred equity or debt security convertible into or exchangeable for common stock prior to 60 days after the date on which the registration statement of which this prospectus is a part is first declared effective and available for use. Notwithstanding this restriction, we are permitted to issue common stock upon (1) the conversion of convertible securities or exchange of exchangeable securities outstanding on the date the notes were first issued in accordance with the terms thereof; (2) the exercise of options outstanding on the date the notes were first issued; (3) the exercise of warrants outstanding on the date the notes were first issued; (4) the grant to and exercise of options by, or the issuance and sale of shares to, employees, directors and consultants as approved by the compensation committee of our board of directors; (5) to a strategic partner(s) in connection with a biopharmaceutical licensing and/or partner arrangement; and (6) pursuant to an equity line of credit arrangement; provided further, however, that any issuance of Common Stock pursuant to clause (6) above shall only be permitted to the extent that such issuance is (i) at a per share price at or above the Conversion Price (as such term is defined in the Indenture) then in effect and (ii) any such issuance or issuances shall not exceed, in the aggregate, $50 million in gross proceeds to the Company.

This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement.

We will give notice to holders of the notes by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Replacement of Notes

We will replace, at the holders’ expense, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required before a replacement note will be issued. Any issuance of a replacement note shall be at the expense of the holder.

Governing Law

The indenture, the notes and the registration rights agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

The trustee for the holders of notes issued under the indenture will be U.S. Bank National Association. If an event of default occurs, and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of notes, unless they have offered the trustee reasonable security or indemnity.

Absence of Public Market

There is no existing market for the notes and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of holders to sell their notes or at what price holders of the notes will be able to sell their notes. Future trading prices of the notes will depend upon many factors including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. The notes are eligible for trading in The PORTAL Market. We do not intend to apply for listing of the notes on any securities exchange. See the section entitled “Plan of Distribution” for more information.

DESCRIPTION OF CAPITAL STOCK

This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated articles of incorporation, as amended, our bylaws, as amended, and all applicable provisions of Washington law.

General

We are authorized to issue 200,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of the close of business on April 30, 2006, there were 102,887,164 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of the company without further action by the shareholders.

We designated 100,000 shares of our preferred stock as Series C preferred stock in November 1996 in connection with the adoption of a shareholder rights plan as described below.

No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-takeover Effects of Provisions of Washington Law and our Charter and Bylaws

Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the company. Chapter 23B.11 and 23B.12 of the Washington Business Corporation Act (the WBCA) permits a merger, sale of assets or liquidation of the company, subject to certain requirements. In addition, Chapter 23B.12 of the WBCA prohibits the company, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined as a person or group of persons who acquire 10% or more of the company’s voting securities without the prior approval of the company’s board of directors) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. The company may not exempt itself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the company.

Our board of directors is divided into three approximately equal classes of directors serving staggered three-year terms. In addition, our Amended and Restated Articles of Incorporation provide that directors may be removed from office only at a meeting of shareholders called expressly for that purpose and only for cause. Our Amended and Restated Articles of Incorporation limit “cause” to willful misfeasance having a material adverse effect on the company or conviction of a felony, provided that any action by a director shall not constitute “cause” if, in good faith, the director believed the action to be in or not opposed to the best interests of the company or if the director is entitled to be indemnified with respect to such action under applicable law, our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or a contract with the company. Further, our Amended and Restated Bylaws require a shareholder to provide notice to the company of such shareholder’s intent to nominate a person or persons for election as directors not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders or, in the case of an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. A shareholder must also provide us with notice of such shareholder’s intent to make any proposal at an annual meeting of shareholders not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying change in control or management of our company.

Shareholder Rights Plan

On November 11, 1996, our board of directors adopted a shareholder rights plan and declared a distribution of one preferred stock purchase right (a right) for each outstanding share of common stock to shareholders of record as of the close of business November 21, 1996 and for each share of common stock issued thereafter pursuant to a rights agreement entered into on November 11, 1996 and amended November 20, 2002, between the company and Computershare Investor Services, LLC as Rights Agent (the rights agreement). The shareholder rights plan expires on November 11, 2006. In connection with the adoption of the rights agreement, we reserved for issuance 100,000 shares of series C preferred stock. The series C preferred stock will only be issued in the event rights issued pursuant to the rights agreement are exercised.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted or which is paid as interest on the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes and common stock. In addition, this discussion is limited to purchasers of notes who will hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

All purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for U.S. federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the United States under an applicable income tax treaty), (ii) an entity taxed as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is any beneficial holder of a note or common stock other than a U.S. Holder or a foreign or domestic entity taxed as a partnership for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes or common stock, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted or which is paid as interest on the notes.

Interest

As described above, the notes provide that we may pay stated interest on the notes by delivering shares of our common stock equal to the number obtained by dividing the interest due by 95% of the average of the volume weighted average price per share of our common stock price for each of the five consecutive trading days immediately preceding the interest payment date. If we elect this option, the amount of interest received by a U.S. Holder of a note on any interest payment date may not exactly equal the note’s stated return. It is possible that the IRS could seek to analyze the U.S. federal income tax consequences of owning a note under Treasury Regulations governing contingent payment debt instruments (the “Contingent Payment Debt Regulations”). As discussed below under “Potential Contingent Payment Debt Treatment,” we intend to take the position that the Contingent Payment Debt Regulations do not apply to the notes. The discussion in this section assumes such regulations do not apply to the notes.

The stated interest on the notes will be includable in a U.S. Holder’s gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of tax accounting. In addition, if any interest is paid in our common stock, a U.S. Holder’s interest income will be equal to the fair market value of the stock received on the payment date.

Potential Contingent Payment Debt Treatment

For purposes of the Contingent Payment Debt Regulations, a payment is not a contingent payment if the payment is subject to a remote or incidental contingency. A contingency is “remote” if there is a remote likelihood that the contingency will occur. A contingency is “incidental” if the potential amount of the payment under all reasonably anticipated market conditions is insignificant relative to the total expected payments on the debt instrument. Payments on a debt instrument are not contingent merely because the instrument is convertible into stock of the issuer.

We intend to take the position that the possibility of payment of one or more interest payments in stock is incidental. The IRS could, however, adopt a different position and assert that contingent original issue discount should be imputed on the notes, and such position could potentially be sustained. If such position were sustained, these rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. If we actually do exercise our option to pay in stock, the notes may be deemed reissued with a new payment schedule which could have a similar result of increasing the amount includible in income by U.S. Holders.

Our determination that a contingency is incidental is generally binding on all holders. Our position in this regard is binding on each U.S. Holder (but not the IRS) unless such U.S. Holder explicitly discloses a contrary position on a statement attached to its timely filed U.S. federal income tax return for the year in which the note is acquired.

Liquidated Damages

If we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional amounts referred to as additional interest or liquidated damages in the manner described under the caption “Description of the Notes—Registration Rights.” If the amount or timing of any payments on a note is contingent, the note could be subject to special rules set forth in the Contingent Payment Debt Regulations that apply to debt instruments that provide for contingent payments (“contingent debt instruments”). We believe that the possibility of liquidated damages is remote and, accordingly, the notes should not be treated as contingent debt instruments. For purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. If the notes were treated as contingent debt instruments, the consequences described above would apply. In the event that we pay liquidated damages, the holders would be required to recognize liquidated damages income, which would be taxable as ordinary income.

Conversion of Notes Into Our Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into our common stock and fractional shares, if any, except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted, which will generally be equal to the amount paid for the note (as adjusted, as discussed below) plus any amounts paid in connection with a conversion representing interest at the time of such conversion (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

Sale, Exchange, Repurchase, Redemption or Retirement of the Notes

Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege for our common stock), repurchase solely for cash, redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received and (ii) such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder and less any amortized premium (as discussed below), plus any market discount previously included into income. Subject to the market discount rules (also discussed below), any such gain or loss recognized on the sale, exchange, repurchase solely for cash, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held for more than 12 months at the time of the sale or exchange. Generally, long-term capital gain for individuals is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

If upon a change of control, a U.S. Holder requires us to repurchase some or all of such holder’s notes and we elect to pay the repurchase price solely with shares of our common stock, and if the notes are “securities” for U.S. federal income tax purposes, the holder would generally not recognize any gain or loss on the exchange. If the U.S. Holder receives cash in lieu of a fractional share of common stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The U.S. Holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The U.S. Holder’s aggregate basis in the common stock received in exchange for the notes (including any fractional share for which cash is paid) would equal his adjusted basis in the note. The U.S. Holder’s holding period for the common stock so received would include the period during which the holder held the note. If a U.S. Holder exchanges notes in connection with a change of control, and we deliver a combination of cash and common stock in satisfaction of our repurchase obligation, assuming that the notes are “securities” for U.S. federal income tax purposes, a U.S. Holder will generally not recognize loss, but will generally recognize capital gain, if any, on the notes so exchanged in an amount equal to the lesser of the amount of (i) gain “realized” (i.e., the excess, if any, of the fair market value of the common stock received upon exchange plus cash received over the adjusted tax basis in the notes tendered in exchange therefor) or (ii) cash received. Such gain will generally be long-term if the U.S. Holder’s holding period in respect of such note is more than one year. A U.S. Holder’s tax basis in the common stock received should generally equal the adjusted tax basis in notes tendered in exchange therefore, decreased by the cash received, and increased by an amount of gain recognized. A U.S. Holder’s holding period in the common stock received upon exchange of notes will include the holding period of the notes so exchanged. If the notes are not “securities” for U.S. federal income tax purposes, then the exchange would be subject to the general rules for exchanges described in the preceding paragraph. It is not entirely clear whether the notes constitute “securities” for this purpose and holders of notes should consult their own tax advisors in this regard.

Market Discount

U.S. Holders who did not purchase notes at the original issue price as part of their original issuance may be affected by the market discount provisions of the Code. For this purpose, and subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note (which is its stated principal amount) exceeds a U.S. Holder’s adjusted tax basis in the note when purchased. Subject to a limited exception, these provisions generally require that if a U.S. Holder acquires a note at a market discount, such holder would include as ordinary income upon the disposition, conversion into common stock, retirement or gift of that note an amount equal to the lesser of (i) the gain realized upon the disposition, conversion into common stock or retirement or, in the case of a gift, the appreciation in the notes, and (ii) the accrued market discount on that note at the time of disposition, conversion into common stock, maturity or gift, unless such U.S. Holder elects to include accrued market discount in income over the remaining life of the note. The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at a U.S. Holder’s election, under a constant yield method. If a U.S. Holder acquires a note at a market discount and does not elect to include accrued market discount in income over the life of the note, such holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. The rules regarding market discount are complex, and U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Premium

If a U.S. Holder purchases a note at a premium over its stated principal amount, plus accrued interest, such holder generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant yield method. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized premium, which reduces a U.S. Holder’s basis in the note, can only offset interest income on a note and may not be deducted against other income. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The rules regarding premium are complex, and U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

The Common Stock

Distributions (including constructive distributions), if any, paid on the common stock that a U.S. Holder receives upon conversion of a note or as interest paid on a note generally will constitute a taxable dividend, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder’s adjusted tax basis in the shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder’s adjusted tax basis in the shares, the distribution will be taxable as capital gain. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. For taxable years beginning before January 1, 2009, dividends received by non-corporate shareholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain provided certain holding period requirements are satisfied.

The conversion rate of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in a taxable dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion rate, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in our earnings and profits or assets, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize dividend income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock in our earnings and profits or assets generally will be treated as a distribution to such holders, taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. Generally, long-term capital gain of non-corporate shareholders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Information with respect to interest on the notes, dividends paid on our common stock and proceeds from the sale or other disposition of the notes and our common stock may be required to be reported to U.S. Holders and to the IRS. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations.

A U.S. Holder may be subject to backup withholding (currently at a rate of 28%) with respect to interest paid on the notes, distributions paid on our common stock, or with respect to proceeds received from a sale or other disposition of the notes or our common stock. Backup withholding will not apply, however, if the U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules. To establish status as an exempt person, a U.S. Holder will generally be required to provide certification on IRS Form W-9.

U.S. Holders should consult their own tax advisor regarding their qualification for an exemption from backup withholding and the procedures of obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

For purposes of withholding tax on dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, should qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if such holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, at least 10 percent of the total combined voting power of all classes of our stock entitled to vote, or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us.

Even if the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might not be subject to withholding tax at a 30 percent rate, or might be subject to withholding tax at a reduced rate, under the terms of a tax treaty between the U.S. and the Non-U.S. Holder’s country of residence.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the Non-U.S. Holder certifies its nonresident status. A Non-U.S. Holder can generally meet this certification requirement by providing an accurate and complete Form W-8BEN or appropriate substitute or successor form under penalties of perjury to us or our paying agent. The portfolio interest exception, described above, may not apply if the interest is U.S. trade or business income. In such case, a Non-U.S. Holder will be subject to U.S. federal income tax on receipt of interest that is U.S. trade or business income; and, if the Non-U.S. Holder is a corporation, a U.S. branch profits tax equal to 30 percent of its “effectively connected earnings and profits,” subject to adjustments, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Liquidated Damages

As described under “Description of the Notes—Registration Rights,” we may be required to pay holders additional amounts as a result of a registration default. It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30 percent or lower treaty rate, if applicable. Each Non-U.S. Holder that is considering the purchase of notes should consult its tax advisor regarding the tax considerations that relate to the potential payment of liquidated damages or other contingencies.

Dividends

In general, dividends paid or constructive dividends deemed paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30 percent rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates, but are not generally subject to the 30 percent withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Conversion

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into our common stock and fractional shares, if any. However, cash received in lieu of a fractional share will be subject to U.S. federal income tax in the manner described below under “Certain United States Federal Income Tax Considerations—Non-U.S. Holders—Sale, Exchange, Retirement or Redemption of Notes or Common Stock.”

Sale, Exchange, Repurchase, Retirement or Redemption of Notes or Common Stock

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange (other than a conversion of notes into our common stock and fractional shares, if any), repurchase, retirement or redemption of a note or common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.

Backup Withholding and Information Reporting

Information may be required to be reported to Non-U.S. Holders and to the IRS concerning the amount of any interest paid on the notes and any dividends paid on our common stock. Under current U.S. federal income tax law, backup withholding tax (at the rate of 28%) will not apply to interest payments on the notes and dividend payments on our common stock if the required certifications of exempt status are received, provided in each case that the payor, including a bank or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee is a nonexempt person.

Under the Treasury regulations, payments on the sale, exchange or other disposition of notes or our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, a foreign partnership with significant U.S. ownership or, if at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business, or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption. Backup withholding may apply if the sale is subject to information reporting and the broker has actual knowledge that the beneficial owner is a U.S. person.

The information reporting and backup withholding rules will apply to payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption.

Non-U.S. Holders should consult their own tax advisors regarding the application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under the current Treasury regulations. Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by such holder to the IRS.

The preceding discussion of certain U. S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in April 2006. We are registering all the notes and common stock issuable upon conversion of the notes and for payment of interest and make-whole amounts that may be due on the notes being offered by this prospectus on behalf of the selling securityholders named in the table below. The selling securityholders may from time to time offer and sell any or all of the notes and the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes.

The following table and related footnotes contain information as of May 11, 2006, with respect to the selling securityholders and the principal amount of notes and the number of shares of common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the beneficially owned by each selling securityholder that may be offered using this prospectus. We prepared this table based on the information supplied to us by the selling securityholders named in the table.

Under the terms of the notes, a selling securityholder may not convert the notes or receive payment of interest or make-whole amounts that may be due on the notes to the extent such conversion or payment would cause such selling securityholders, together with its affiliates, to beneficially own 9.5% or more of the number of shares of our common stock outstanding immediately after giving effect to such conversion or payment, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the convertible notes which have not been converted.

The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Any selling securityholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling securityholder obtained the security as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling securityholder purchased in the ordinary course of business and, at the time of its purchase of the security to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the security. As a result, any profits on the sale of securities by selling securityholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Name	Principal Amount at Maturity of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold(1)(2)	Total Shares Beneficially Owned Prior to this Offering	Shares to be Beneficially Owned After Completion of this Offering(1)(2)	Percentage of Common Stock Outstanding After Completion of this Offering(3)
CRT Capital Group LLC (4)	$1,338,000	2.0%	640,259	640,259	—	—
Tang Capital Partners, LP (5)	$7,000,000	10.6%	3,349,633	3,349,633	—	—
Any other holder of notes or future transferee, pledgee, donee or successor of any holder(6)(7)	$24,818,000	37.4%	11,875,885	11,875,885	—	—

*	Less than 1%.

(1)	Includes shares of common stock into which the notes are convertible. Assumes conversion of all of the holder’s notes at a conversion price of approximately $2.09 per share of common stock. However, this conversion price will be subject to adjustment as described under “Description of Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Does not include shares of common stock issuable for payments of interest and make-whole amounts that may be due on the notes. We estimate that the number of shares that would be issued if we elect to make all the payments of interest and make-whole amounts on the notes through the issuance of common stock to be 7,400,893 shares. As provided in the indenture governing the notes, any shares of common stock to be issued in payment of interest and make-whole amounts will be valued at 95% of the volume weighted average price for the five consecutive trading days ending on the trade day immediately preceding any interest payment or make-whole interest payment date. For the purposes of estimating the number of shares that would be issued if we elect to make the payments of interest and the make-whole payment on the notes in common stock, we have assumed a per share value of $1.68, which is equal to 95% of the last reported sale price of our common stock as reported on the Nasdaq National Market on May 10, 2006. However, the number of shares of common stock that may ultimately be issued if we elect to make the payments of interest and the make-whole amounts that may be due on the notes in common stock will vary depending on the volume-weighted average price of our common stock for the five consecutive trading days ending on the trading day immediately preceding any interest payment or make-whole interest payment date, as provided in the indenture governing the notes.
(3)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 102,887,164 shares of common stock outstanding as of April 28, 2006. In calculating this amount, shares owned by a holder prior to this offering are included with the number of shares of common stock issuable upon conversion of that holder’s notes. In addition, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.
(4)	This selling securityholder identified itself as a registered broker-dealer. This selling securityholder has represented to us that the notes and the 640,259 shares of common stock issuable upon conversion of the notes shown above as being offered by such selling securityholder were purchased by such selling securityholder in the ordinary course of business and, at the time of such purchase, such selling securityholder had no arrangements or understandings, directly or indirectly, with any person to distribute such shares of our common stock. J. Christopher Young and C. Michael Vaughn Jr. are Managing Members of the selling securityholder and may be considered to have voting or investment control over these securities. Each of Mr. Young and Mr. Vaughn disclaim beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(5)	Kevin C. Tang may be considered to have voting or investment control over these securities. Mr. Tang disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(6)	Information about other selling securityholders will be set forth in prospectus supplements, if required.
(7)	Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information provided to us will be set forth in prospectus supplements.

Because the selling securityholders may offer all, some or none of their notes and common stock issuable upon conversion of their notes and for payments of interest and make-whole amounts that may be due on their notes, we cannot estimate the amount of the notes or common stock that will be held by the selling securityholders upon the termination of any particular offering. For information on the procedures for sales by selling securityholders, see the section entitled “Plan of Distribution” below.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the sale of the notes and the common stock offered by this prospectus. The notes and the common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•	through one or more underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or agent’s commissions from the selling securityholders or the purchasers of the notes, the common stock underlying the notes and the common stock that may be issued for the payment of interest on the notes and the payment of make-whole amounts of three years of interest of the notes, less interest already paid.

The notes, the common stock underlying the notes and the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes, may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market System in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	cross transactions, in which the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	under which broker-dealers agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling notes or shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or agent’s commissions from the selling secuityholders or commissions from purchasers of the notes or shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or agent’s commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). We will not pay any commissions, fees or discounts of underwriters, brokers, dealers and agents in connection with any sales by any selling securityholders.

In connection with sales of the notes or shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or shares of common stock in the course of hedging in positions they assume. The selling securityholders may also sell notes or shares of common stock short and deliver notes or shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge notes or shares of common stock to broker-dealers that in turn may sell such notes or shares of common stock.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes or the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes or the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes, to engage in market-making activities with respect to the particular notes or the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes or the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes, and the ability of any person or entity to engage in market-making activities with respect to the notes or the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes.

The selling securityholders may pledge or grant a security interest in some or all of the notes or shares of common stock issuable upon conversion of the notes or for payments of interest and make-whole amounts that may be due on the notes and are owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the notes or shares of common stock issuable upon conversion of the notes or for payments of interest and make-whole amounts that may be due on the notes from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling securityholders in the table under the heading “Selling Securityholders” to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the notes or shares of common stock issuable upon conversion of the notes or for payments of interest and make-whole amounts that may be due on the notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

There can be no assurance that any selling securityholder will sell any or all of the notes or the common stock issuable upon conversion of the notes or for payments of interest and make-whole amounts that may be due on the notes pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes or the common stock issuable upon conversion of the notes or for payments of interest and make-whole amounts that may be due on the notes, by other means not described in this prospectus. Any notes or the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes, covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes, the common stock underlying the notes and the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes, may be deemed to be “underwriters.” As a result, any profits on the sale of the notes, the common stock underlying the notes and the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Under the securities laws of some states, the notes and the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the notes and the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes may not be sold unless such notes or shares of common stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes.

Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities. We have agreed to pay substantially all of the expenses incidental to the registration of the notes and the common stock issuable upon conversion of the notes and for payments of interest and make-whole amounts that may be due on the notes.

LEGAL MATTERS

The validity of the issuance of the Cell Therapeutics, Inc. securities offered by this prospectus will be passed upon for Cell Therapeutics, Inc. by O’Melveny & Myers LLP, San Francisco, California.

EXPERTS

Stonefield Josephon, Inc., independent registered public accountants, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K/A for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Grant Thornton LLP, independent registered public accountants, have audited our consolidated financial statements and schedule for the year ended December 31, 2004, included in our Annual Report on Form 10-K/A for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule for the year ended December 31, 2003, included in our Annual Report on Form 10-K/A for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 (hereinafter the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available free of charge on our web site, http://www.cticseattle.com, and may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Our common stock is listed on the Nasdaq National Market and such reports, proxy statements and other information concerning us may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

SEC rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission, including all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is complete:

•	our Preliminary Proxy Statement on Schedule 14A for our 2006 Annual Meeting of Shareholders filed May 12, 2006;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	our Current Report on Form 8-K filed on March 31, 2006;

•	our Current Report on Form 8-K filed on April 11, 2006;

•	our Current Report on Form 8-K filed on April 28, 2006; and

•	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A/A filed with the SEC on January 10, 2003 (No. 001-12465), including any amendment or reports filed for the purpose of updating that description.

In addition, we also incorporate by reference into this prospectus additional information that we may subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Securities and Exchange Commission will be incorporated by reference into, or otherwise included in, this prospectus.

We are subject to the information and reporting requirements of the Exchange Act, and file periodic reports, proxy statements and we make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

We will provide without charge to each person, including any beneficial owner of CTI common stock, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in the prospectus but not delivered with this prospectus (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this prospectus). Requests should be directed to:

Louis A. Bianco

Executive Vice President, Finance and Administration

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The aggregate estimated expenses to be paid by the Registrant in connection with this offering (including the private placement of the notes in April 2006) are set forth in the following table. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$4,966
Trustee’s fees and expenses	11,250
Accounting fees and expenses	75,000
Legal fees and expenses	500,000
Miscellaneous	25,000

Total	$616,216

Item 15. Indemnification of Directors and Officers of Cell Therapeutics, Inc.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Article IX of the Registrant’s Restated Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by the Company for such purpose.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The Registrant agrees to hold harmless and indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the Registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instructed by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the Registrant’s Board of Directors. No indemnity pursuant to the indemnification agreements shall be provided by the Registrant on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of Section 16(b)

of the Securities Exchange Act of 1934, and amendments thereto, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Registrant.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
3.1(1)	Registrant’s Amended and Restated Articles of Incorporation.

3.2(2)	Registrant’s Amended and Restated Bylaws.

4.1(3)	Indenture, dated as of April 27, 2006, by and between Cell Therapeutics, Inc. and U.S. Bank National Association.

4.2	Form of Note (included in Exhibit 4.1).

4.3(3)	Registration Rights Agreement, dated as of April 27, 2006, by and among Cell Therapeutics, Inc. and the investors signatory thereto.

5.1	Opinion of O’Melveny & Myers, LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm.

23.4	Consent of O’Melveny & Myers, LLP (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of Cell Therapeutics, Inc. (included on the signature page of this Form S-3 and incorporated herein by reference).

25.1(3)	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

(1)	Incorporated by reference to exhibits to the Registrant’s Current Report on Form 8-K filed June 4, 2004.
(2)	Incorporated by reference to Appendix H to the Registrant’s Registration Statement on Form S-4 (No. 333-106906).
(3)	Incorporated by reference to exhibits to the Registrant’s Current Report on Form 8-K filed April 28, 2006.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on May 15, 2006.

CELL THERAPEUTICS, INC.

By:	/s/ James A. Bianco
James A. Bianco, M.D. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Cell Therapeutics, Inc., a Washington corporation, do hereby constitute and appoint James A. Bianco and Louis A. Bianco and each of them individually, the lawful attorneys-in-fact and agents, each with full power of substitution or re-substitution, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulation or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Phillip M. Nudelman Phillip M. Nudelman, Ph.D.	Chairman of the Board	May 15, 2006

/s/ James A. Bianco James A. Bianco, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2006

/s/ Louis A. Bianco Louis A. Bianco	Executive Vice President, Finance and Administration (Principal Financial Officer and Principal Accounting Officer)	May 15, 2006

Signature	Title	Date

/s/ John H. Bauer John H. Bauer	Director	May 15, 2006

/s/ Vartan Gregorian Vartan Gregorian, Ph.D.	Director	May 15, 2006

/s/ Mary O’Neill Mundinger Mary O’Neill Mundinger, DrPH	Director	May 15, 2006

/s/ Jack W. Singer Jack W. Singer, M.D.	Director	May 15, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit Title
3.1(1)	Registrant’s Amended and Restated Articles of Incorporation.

3.2(2)	Registrant’s Amended and Restated Bylaws.

4.1(3)	Indenture, dated as of April 27, 2006, by and between Cell Therapeutics, Inc. and U.S. Bank National Association.

4.2	Form of Note (included in Exhibit 4.1).

4.3(3)	Registration Rights Agreement, dated as of April 27, 2006, by and among Cell Therapeutics, Inc. and the investors signatory thereto.

5.1	Opinion of O’Melveny & Myers, LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm.

23.4	Consent of O’Melveny & Myers, LLP (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of Cell Therapeutics, Inc. (included on the signature page of this Form S-3 and incorporated herein by reference).

25.1(3)	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

(1)	Incorporated by reference to exhibits to the Registrant’s Current Report on Form 8-K filed June 4, 2004.
(2)	Incorporated by reference to Appendix H to the Registrant’s Registration Statement on Form S-4 (No. 333-106906).
(3)	Incorporated by reference to exhibits to the Registrant’s Current Report on Form 8-K filed April 28, 2006.